Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER DIVIDEND OF $0.42 PER SHARE AND
ANNOUNCES DECEMBER 31, 2008 FINANCIAL RESULTS

FIRST QUARTER DIVIDEND DECLARED

New York, NY — March 2, 2009 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.42 per share, payable on March 31, 2009 to stockholders of record as of March 16, 2009.

DECEMBER 31, 2008 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2008.

HIGHLIGHTS

Financial

(Amounts in millions, except per share data)

	Q4-08		Q4-07		FY-08		FY-07
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Core EPS(1) — Basic and Diluted	$32.1	$0.33	$27.1	$0.37	$127.0	$1.42	$95.0	$1.40
GAAP net income (loss) — Basic and Diluted	$(110.5)	$(1.14)	$10.8	$0.15	$(139.5)	$(1.56)	$90.8	$1.34
Net investment income — Basic and Diluted	$32.1	$0.33	$27.1	$0.37	$127.0	$1.42	$95.0	$1.40
Net realized gains	$1.6	$0.02	$3.2	$0.04	$6.4	$0.07	$6.5	$0.10
Net unrealized losses	$(144.2)	$(1.49)	$(19.5)	$(0.26)	$(272.8)	$(3.05)	$(10.7)	$(0.16)

•                  Total fair value of investments:

•                  December 31, 2008: $2.0 billion

•                  December 31, 2007: $1.8 billion

•                  Net assets per share:

•                  December 31, 2008: $11.27

•                  December 31, 2007: $15.47

•                  Stockholders’ equity:

•                  December 31, 2008: $1.1 billion

•                  December 31, 2007: $1.1 billion

•                  Regular dividends declared:

•                  4th Quarter 2008: $0.42 per share

•                  4th Quarter 2007: $0.42 per share

•                  2008: $1.68 per share

•                  2007: $1.66 per share

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase (decrease) in stockholders’ equity resulting from operations, which is reflected above under the heading “GAAP net income”.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

Portfolio Activity

(Dollar amounts in millions, except average total assets for the period)

	Q4-08	Q4-07	FY-08	FY-07
Gross commitments made during period	$76.0	$476.8	$905.5	$1,347.6
Exits of commitments during period	$75.1	$239.0	$430.3	$654.1
Average total assets for the period (in billions)	$2.2	$1.8	$2.1	$1.6

•                  Number of portfolio company investments:

•                  December 31, 2008: 91

•                  December 31, 2007: 78

•                  Weighted average yield of debt and income producing securities at fair value(2):

•                  December 31, 2008: 12.79%

•                  December 31, 2007: 11.68%

•                  Weighted average yield of debt and income producing securities at amortized cost(3):

•                  December 31, 2008: 11.73%

•                  December 31, 2007: 11.64%

OPERATING RESULTS

For the quarter ended December 31, 2008, Ares Capital reported a GAAP net loss of $110.5 million or $1.14 per share (basic and diluted). Net investment income for the fourth quarter was $32.1 million or $0.33 per share (basic and diluted). Net realized and unrealized losses were $142.6 million or $1.47 per share (basic and diluted). Net income can vary substantially from period to period for various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

For the year ended December 31, 2008, Ares Capital reported a GAAP net loss of $139.5 million or $1.56 per share (basic and diluted). Net investment income for the year was $127.0 million or $1.42 per share (basic and diluted). Net realized and unrealized losses were $266.4 million or $2.98 per share (basic and diluted).

As of December 31, 2008, total assets were $2.1 billion, stockholders’ equity was $1.1 billion and net asset value per share was $11.27.

In the fourth quarter of 2008, Ares Capital made $76.0 million in new commitments across 5 portfolio companies (one new company and 4 existing portfolio companies). Two different private equity sponsors were represented in these new transactions.  In total, as of December 31, 2008, 66 different private equity sponsors were represented in the Ares Capital portfolio.  Also, during the quarter, we made three investments in non-sponsored transactions. Of the $76.0 million in new commitments made during the quarter, approximately 40% were made in first lien senior secured debt, 53% in senior subordinated debt and 7% in equity/other securities. Of these investments, 24% were floating rate.  During the fourth quarter, significant new commitments included:

•                  $44.5 million in senior subordinated debt and equity for a canned seafood manufacturer; and

•                  $13.0 million in first lien senior debt and equity for an education software developer.

For the year ended December 31, 2008, Ares Capital made $905.5 million in new commitments across 39 portfolio companies (17 new companies and 22 existing companies). 27 different private equity sponsors were represented in the new commitments.  Also, during the year, we made 10 investments in non-sponsored transactions. Of the $905.5 million in new commitments made during the year, approximately 30% were made in first lien senior secured debt, 26% in second lien senior secured debt, 36% in senior subordinated debt and 8% in equity/other securities. Of these investments, 27% were floating rate.

The fair value of Ares Capital’s investments at December 31, 2008 was $2.0 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 54% in senior secured debt securities (32% in first lien and 22% in second lien assets), 31% in senior subordinated debt securities and 15% in equity/other securities.  As of December 31, 2008, the weighted average yield of debt and income producing securities at fair value(2) was 12.79% (11.73% at cost(3)) and 32% of the Company’s assets were in floating rate debt securities.

(2) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(3) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

As of February 27, 2009, we had made $9.6 million of investments since December 31, 2008. Of these investments, substantially all were senior subordinated debt.  Of these investments, 14% have stated interest at floating rates and 81% have stated interest at fixed rates with a weighted average stated rate of 16.5%. As of February 27, 2009, we exited $21.7 million of investments since December 31, 2008. Of these investments, 56% were senior secured debt and 44% were senior subordinated debt. Of these investments, 98% bore interest at fixed rates with a weighted average stated rate of 13.0%.

“Overall, we are pleased with our performance given the extremely challenging market and economic conditions we faced during the fourth quarter. Our weighted average investment interest spread improved an additional 88 basis points sequentially from 7.8% to 8.7% this quarter and we believe our portfolio remains well positioned with significant weightings in traditionally defensive sectors. Although we experienced our most significant quarter of net unrealized depreciation mostly resulting from marking our assets lower after the precipitous decline in loan values, we experienced only one new non-accruing loan during the quarter.  In addtion, over 60% of our portfolio was independently valued by third party providers this quarter as a result of adding further valuation procedures,” said President Michael Arougheti.

“We remain focused on strengthening our balance sheet and liquidity, aggressively managing credit quality in our portfolio and opportunistically exploring initiatives to enhance shareholder value. Given our balance sheet as of December 31, 2008 with approximately $235 million of credit facility capacity and cash and a net debt to equity ratio of 0.79x (net of $48.6 million of cash not restricted for our dividend paid on January 2nd), we believe we are well positioned to execute our strategy through this challenging and uncertain period. As an example of our strategy after quarter end, we reduced our leverage by repurchasing $27 million of our on balance sheet CLO debt for $6.6 million, creating a realized gain of $0.21 per share and an increase in our asset coverage ratio cushion of $40.8 million. After giving effect to the debt repurchase, our cushion against our asset coverage test would have increased to approximately $276 million (net of cash after subtracting dividends payable at year end) and our net debt to equity ratio would have declined to 0.75x at December 31, 2008,” added Arougheti.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Grade 4 is for those investments that involve the least amount of risk in the portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable, including a potential exit). Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). All new investments are initially graded 3. Grade 2 is for those investments where a portfolio company is performing below expectations and indicates that the risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full and our investment adviser will reduce the fair market value of the investment to the amount our investment adviser anticipates will be recovered. Our investment adviser employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as general outlook. As of December 31, 2008, the weighted average investment grade of the investments in Ares Capital Corporation’s portfolio was 2.9 with 4.4% of total investments at amortized cost (or 1.6% at fair value) on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2008, Ares Capital had $89.4 million in cash and cash equivalents and $908.8 million in total debt outstanding.  Subject to leverage restrictions, the Company had approximately $265.2 million available for additional borrowings under its existing credit facilities as of December 31, 2008.

In January 2009, we partially exercised the “accordion feature” of our Revolving Credit Facility, increasing the total amount available for borrowing from $510.0 million to $525.0 million. In February 2009, we also repurchased $27.0 million in aggregate principal amount of notes, issued as a part of our Debt Securitization, for $6.6 million.

DIVIDEND

For the three months ended December 31, 2008, Ares Capital declared a dividend on November 6, 2008 of $0.42 per share for a total of $40.8 million.  The record date was December 15, 2008 and the dividend was distributed on January 2, 2009.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Monday, March 2, 2009, at 10:00 a.m. (ET) to discuss its fourth quarter and year ended December 31, 2008 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE STOCK INFORMATION PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Stock Information page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (800) 860-2442 approximately 5-10 minutes prior to the call. International callers should dial +1 (412) 858-4600.  All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through March 23, 2009 by calling (877) 344-7529. International callers please dial +1 (412) 858-4600. For all replays, please reference conference passcode #428049. An archived replay will also be available on a webcast link located on the Stock Information page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Ares Capital Corporation invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital Corporation also makes equity investments. The Company is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, an SEC registered investment advisory management firm with approximately $29 billion of committed capital under management as of December 31, 2008. Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	December 31, 2008	December 31, 2007
ASSETS
Investments at fair value (amortized cost of $2,267,593 and $1,795,621, respectively)	$1,972,977	$1,774,202
Cash and cash equivalents	89,383	21,142
Receivable for open trades	3	1,343
Interest receivable	17,547	23,730
Other assets	11,423	8,988
Total assets	$2,091,333	$1,829,405
LIABILITIES
Debt	$908,786	$681,528
Dividend payable	40,804	—
Accounts payable and accrued expenses	10,006	5,516
Management and incentive fees payable	32,989	13,041
Interest and facility fees payable	3,869	4,769
Total liabilities	996,454	704,854
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, respectively, 97,152,820 and 72,684,090 common shares issued and outstanding, respectively	97	73
Capital in excess of par value	1,395,958	1,136,599
Accumulated undistributed net investment income	(7,637)	7,005
Accumulated undistributed net realized gain on sale of investments and foreign currencies	(124)	1,471
Net unrealized loss on investments and foreign currencies	(293,415)	(20,597)
Total stockholders’ equity	1,094,879	1,124,551
Total liabilities and stockholders’ equity	$2,091,333	$1,829,405
NET ASSETS PER SHARE	$11.27	$15.47

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
INVESTMENT INCOME:
Interest from investments	$208,471	$162,434	$98,331
Capital structuring service fees	21,242	18,008	16,018
Interest from cash & cash equivalents	1,625	2,946	2,420
Dividend income	2,579	3,225	2,470
Management fees	2,378	795	—
Other income	4,166	1,465	782
Total investment income	240,461	188,873	120,021
EXPENSES:
Interest and credit facility fees	36,515	36,889	18,584
Base management fees	30,463	23,531	13,646
Incentive management fees	31,748	23,522	19,516
Professional fees	5,990	4,907	3,016
Insurance	1,271	1,081	866
Administrative	2,701	997	953
Depreciation	503	410	259
Directors fees	337	280	250
Interest to the Investment Adviser	—	—	26
Other	3,693	3,133	1,342
Total expenses	113,221	94,750	58,458
NET INVESTMENT INCOME BEFORE INCOME TAXES	127,240	94,123	61,563
Income tax expense (benefit), including excise tax	248	(826)	4,931
NET INVESTMENT INCOME	126,992	94,949	56,632
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCIES:
Net realized gains (losses) on Investments	6,557	6,562	27,616
Foreign currency transactions	(186)	(18)	—
Net realized gains from investments and foreign currencies	6,371	6,544	27,616
Net unrealized gains (losses) on investments	(272,824)	(10,654)	(14,553)
Foreign currency transactions	6	(7)	—
Net unrealized gains (losses)	(272,818)	(10,661)	(14,553)
Net realized and unrealized gains (losses) from investments and foreign currencies	(266,447)	(4,117)	13,063
NET (DECREASE) INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$(139,455)	$90,832	$69,695
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(1.56)	$1.34	$1.58
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	89,666,243	67,676,498	43,978,853

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and year ended December 31, 2008 and December 31, 2007 are provided below.

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Basic and diluted Core EPS(1)	$0.33	$0.37	$1.42	$1.40
Realized and unrealized gains (losses), net	(1.47)	(0.22)	(2.98)	(0.06)
Incentive fees attributed to realized gains (losses)	—	—	—	—
Income tax expense related to realized gains	—	—	—	—
Basic and diluted GAAP EPS	$(1.14)	$0.15	$(1.56)	$1.34

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.